DERIVED INFORMATION [1/10/06]

[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Deal Name: HEAT 2007-1	SUBPRIME
We would like to see the following data on the aggregate collateral and on all of the groups in the deal.

	aggregate pool	group: __1	group:__2	group :__3
gross WAC (%)	8.16	8.16	8.16
wtd avg FICO	635	630	640
FICO < 500 (%)	0.4	0.2	0.6
FICO < 550 (%)	8.3	8.4	8.3
FICO < 600 (%)	24.0	27.3	21.4
FICO 600-650 (%)	36.6	39.4	34.4
Calculations inlcuding 1st liens only:
% Uninsured w/ LTV > 80%	28.6	38.5	20.6
LTV = 80 (%)	40.9	31.4	48.5
Calculations excluding silent/simultaneous 2nds (*):
wtd avg CLTV (%)	83.0	82.5	83.6		}	if first lien and no second lien in the deal, then provide LTV
CLTV > 80 (%)	32.3	40.5	25.7			if first lien and second lien in the deal, then provide CLTV
CLTV 95 -100 (%)	12.4	12.1	12.7			if second lien, then provide CLTV

silent/simultaneous 2nd liens (%)	43.3	30.1	53.9

Calculations including silent/simultaneous 2nds (**):
wtd Avg CLTV	90.1	87.5	92.2		}
CLTV 90 - 95 (%)	15.0	20.4	10.6			Provide CLTV on first, second and silent/simultaneous seconds
CLTV 95 - 100 (%)	49.7	35.0	61.6

Full Doc (%)	56.7	64.9	50.1
Stated Doc (%)	23.8	25.2	22.7
No Doc /No Ratio / NINA (%)	1.2	0.6	1.7
purch (%)	49.1	29.3	65.0
CO refi (%)	45.9	62.8	32.2
Own Occ (%)	95.3	94.2	96.2
Investor (%)	4.0	5.1	3.2
Prepay Penalty (%)	77.1	77.0	77.2
wtd avg DTI (%)	42.2	42.4	42.1
DTI < 40%	31.7	32.1	31.3
DTI 40 - 45%	21.8	19.4	23.8
DTI 45 - 50%	36.4	36.6	36.2
DTI 50 - 55%	9.7	11.4	8.4
DTI > 55%	0.4	0.5	0.3
ARM ? (% of total)	81.9	81.5	82.1
2/x hybrid (% of total)	61.0	59.8	61.9
3/x hybrid (% of total)	18.4	19.0	17.9
5/x hybrid (% of total)	2.5	2.6	2.3
1st Lien (% by $ amount)	95.5	97.1	94.1
1st Lien (% by # of loans)	85.7	88.3	82.6
Avg Loan Balance	196,398	162,732	235,577
# of Loans	5,061	2,722	2,339
Loan Bal < $100k (%)	8.3	10.8	6.2
Mtg Rates > 12% (%)	1.7	1.3	2.0
Manuf Housing (%)	0.0	0.0	0.0
largest state (% & name)	CA(29.2%)	CA(19.9%)	CA(36.7%)
IO loans (%)	15.2	12.6	17.3
% IO loans w/ stated maturity > 30yrs	0.0	0.0	0.0
10yr IO (%)	0.3	0.3	0.3
5yr IO (%)	14.7	12.1	16.9
2 yr IO (%)	0.2	0.2	0.2
IO: FICO	664	652	671
IO LTV (%)	80.5	80.1	80.8
IO DTI (%)	42.3	43.2	41.8
IO full doc (%)	8.4	8.2	8.6
IO: purch (%)	8.6	3.1	13.0
loans w/ maturity and/or amortization > 30yrs (%)	46.5	44.3	48.2
>30yr FICO (%)	637	631	641
>30yr LTV (%)	80.6	80.7	80.5
>30yr DTI (%)	43.4	43.7	43.1
>30yr full doc (%)	25.3	27.9	23.3
>30yr purch (%)	24.5	14.0	33.0
Moody's Expected Loss (%)
S&P Expected Loss (%)
Fitch Expected Loss (%)
DBRS Expected Loss (%)
Full Appraisal (%)	99.7	99.7	99.8
AVM (%)	0.0	0.0	0.0
Other (%)	0.3	0.3	0.2

Loan Type	Teaser	IO Term	Loan Term	Gross		Avg. Balance	Initial Rate	% of pool
	Period (mths)	(mths)		Margin		($)	(Annual %)
Please make appropriate additions to include relevant ARM and/or IO loan types in the deal, and complete the fields listed below
Arm 1Y	12	0	360	5.25		89,282.87	8.25	0.0
Arm 2/28	24	0	360	6.26		177,755.94	8.49	19.4
Arm 2/28 - 120m IO	24	120	360	6.03		338,227.84	7.26	0.2
Arm 2/28 - 24m IO	24	24	360	5.72		379,025.00	7.26	0.2
Arm 2/28 - 60m IO	24	60	360	5.69		314,273.98	7.42	10.5
Arm 2/28 - Balloon 40/30	24	0	360	5.99		253,543.48	8.19	17.2
Arm 2/28 - Balloon 45/30	24	0	360	6.71		247,676.98	7.71	10.8
Arm 2/28 - Balloon 50/30	24	0	360	5.84		318,337.85	7.56	2.6
Arm 2/28 - Dual 40/30	24	0	360	5.53		210,945.21	7.66	0.1
Arm 3/27	36	0	360	6.47		175,814.19	8.55	4.3
Arm 3/27 - 120m IO	36	120	360	6.20		316,000.00	8.50	0.0
Arm 3/27 - 24m IO	36	24	360	4.80		304,000.00	7.99	0.0
Arm 3/27 - 60m IO	36	60	360	5.51		292,057.20	7.43	2.9
Arm 3/27 - Balloon 40/30	36	0	360	6.14		253,276.99	8.10	5.8
Arm 3/27 - Balloon 45/30	36	0	360	6.59		205,889.93	7.60	4.5
Arm 3/27 - Balloon 50/30	36	0	360	5.47		331,339.29	7.51	0.8
Arm 5/25	60	0	360	5.55		187,708.63	7.91	0.6
Arm 5/25 - 60m IO	60	60	360	5.25		379,775.00	7.42	0.9
Arm 5/25 - Balloon 40/30	60	0	360	4.90		260,225.27	7.10	0.5
Arm 5/25 - Balloon 45/30	60	0	360	6.39		203,334.00	7.36	0.3
Arm 5/25 - Balloon 50/30	60	0	360	4.98		204,446.81	7.12	0.1
Arm 7/23 - Balloon 45/30	84	0	360	6.01		205,307.33	7.01	0.1
Fixed Balloon 30/15	0	0	180	-		69,908.04	11.68	2.6
Fixed Balloon 40/30	0	0	360	-		164,539.80	8.22	2.0
Fixed Balloon 45/30	0	0	360	-		181,267.84	7.97	1.6
Fixed Balloon 50/30	0	0	360	-		309,732.28	7.00	0.2
Fixed Rate	0	0	354	-		122,137.36	8.59	11.3
Fixed Rate - 120m IO	0	120	360	-		240,000.00	8.11	0.0
Fixed Rate - 60m IO	0	60	360	-		235,832.14	7.35	0.4
Total:	23	9	355	6.13		196,398.23	8.16	100.0